NEWS RELEASE
For Immediate Release

EMERITUS SENIOR LIVING ANNOUNCES CLOSING OF
NURSE ON CALL ACQUISITION

SEATTLE, WA, November 16, 2012 -- Emeritus Corporation (NYSE: ESC) (“Emeritus” or the “Company”), the nation’s largest provider of assisted living and memory care services, today closed the previously announced acquisition of Nurse on Call, Inc.  Nurse on Call is the largest Medicare-licensed home health care provider in Florida and one of the largest such providers in the United States.  Emeritus paid $102.5 million for 91% of the equity of Nurse on Call’s parent company, and the remaining equity is owned by certain members of Nurse on Call’s management team.

About Emeritus Corporation

Emeritus Corporation is the nation’s largest assisted living and memory care provider with capacity to serve nearly 50,000 residents.  More than 28,000 employees support more than 470 communities throughout 44 states coast to coast.  Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process.  Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.emeritus.com, which also offers details on the organization’s services.  Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345